Exhibit 10.4

RESTRICTED STOCK UNIT AWARD NOTICE

Restricted Stock Unit Award Notice under the UAL Corporation 2008 Incentive Compensation Plan, dated as of Grant_Date, between UAL Corporation, a Delaware corporation (the “Company”), and Participant Name

This Restricted Stock Unit Award Notice (the “Award Notice”) sets forth the terms and conditions of an award of Number of Awards Granted restricted stock units (the “Award”) that are subject to the terms and conditions specified herein (“RSUs”) and that are granted to you under the UAL Corporation 2008 Incentive Compensation Plan (the “Plan”).

SECTION 1. The Plan. This Award is made pursuant to the Plan, all the terms of which are hereby incorporated in this Award Notice. In the event of any conflict between the terms of the Plan and the terms of this Award Notice, the terms of the Plan shall govern.

SECTION 2. Definitions. Capitalized terms used in this Award Notice that are not defined in this Award Notice have the meanings as used or defined in the Plan. As used in this Award Notice, the term “Vesting Date” means the date on which you become entitled to delivery of either Shares or cash, as determined by the Committee in its sole discretion, in settlement of the RSUs subject to this Award Notice, as provided in Section 3(b) of this Award Notice.

SECTION 3. Vesting and Delivery. (a) Vesting. Your RSUs shall vest according to the schedule set forth in Section 3(a)(i) below, provided that you must be actively employed by the Company or an Affiliate on the relevant Vesting Date, except as set forth in Section 3(a)(iii) below or as otherwise determined by the Committee in its sole discretion, provided further that, in the event of your Termination of Employment by reason of death or Disability, you shall immediately become entitled to vesting and settlement of all outstanding RSUs.

(i) Subject to the terms and conditions of this Award Notice and to the provisions of the Plan, your RSUs shall vest and no longer be subject to any restriction in accordance with the following schedule: 1/3 of the RSUs shall vest on the first anniversary of this grant agreement, 1/3 of the RSUs shall vest on the second anniversary of this agreement, and 1/3 of the RSUs shall vest on third anniversary of this agreement. In the event that this vesting schedule results in a fractional share, the fractional share will be rounded down in the first two vestings and carried forward to the third vesting.

(ii) Notwithstanding Section 8(a) of the Plan or any actions taken by the Board to the contrary, in no event shall the completion of the transactions contemplated by the Agreement and Plan of Merger, dated as of May 2, 2010 by and among the Company, Continental Airlines, Inc., a Delaware corporation (“Continental”), and JT Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of the Company (the “Merger”), result in a Change of Control for purposes of this Award Notice and, therefore, the unvested RSUs shall not vest or be settled upon completion of the Merger; provided, however, that in the event that a Change of Control other than the Merger occurs prior to your Termination of Employment, you shall immediately become entitled to vesting and settlement of all outstanding RSUs in accordance with Section 8(a) of the Plan.

(iii) If your Termination of Employment occurs during the two-year period following the time the Merger becomes effective under circumstances that would entitle you to severance pursuant to any plan, program, agreement or arrangement of the Company or any of its Subsidiaries then applicable to you, you shall become entitled to vesting and settlement of all outstanding RSUs within 60 days of your Termination of Employment. Notwithstanding the foregoing, your rights with respect to such RSUs shall be forfeited in accordance with Section 4 unless on or before the 60th day following your Termination of Employment, you have executed and delivered to the Company a valid waiver and release of all claims against the Company, Continental and each of their respective Subsidiaries and Affiliates, and you have not revoked such waiver and release of claims in accordance with its terms.

(b) Delivery of Shares or Cash Pursuant to Settlement of RSUs. The Committee shall, in its sole discretion, determine whether the RSUs will be settled in Shares or in cash. If the RSUs are settled in Shares, the Company shall deliver to you, within 30 days following the date the RSUs became vested or within the period specified in Section 3(a)(iii), as applicable, one Share for each RSU that is settled at such time in accordance with the terms of this Award Notice. If the RSUs are settled in cash, you shall receive a lump sum cash payment upon settlement, in accordance with the terms of this Award Notice, equal to the closing price of the Company’s Common Stock on the Nasdaq Global Select Market (or on any other stock exchange or automated quotation system on which the Company’s Common Stock is then listed or quoted) on the trading date immediately preceding the date the RSUs became vested or, in the case of Section 3(a)(iii), the date of your Termination of Employment, as applicable, multiplied by the number of RSUs that are settled at such time. Upon settlement, a number of RSUs equal to the number of shares of Common Stock represented thereby shall be extinguished and such number of RSUs will no longer be considered to be held by you for any purpose.

SECTION 4. Forfeiture of RSUs. Unless the Committee determines otherwise, and except as otherwise provided in Section 3 of this Award Notice or Section 9(a) of the Plan regarding Termination of Employment as a result of death or Disability, if the Vesting Date with respect to any RSUs awarded to you pursuant to this Award Notice has not occurred prior to the date of your Termination of Employment, your rights with respect to such RSUs shall immediately terminate upon your Termination of Employment, and you will be entitled to no further payments or benefits with respect thereto.

SECTION 5. Voting Rights; Dividend Equivalents. You do not have any of the rights of a stockholder with respect to the RSUs granted to you pursuant to this Award. Further, you do not have the right to vote or to receive any dividends declared or paid on the Common Stock.

SECTION 6. Non-Transferability of RSUs. Unless otherwise provided by the Committee in its discretion and notwithstanding clause (ii) of Section 10(a) of the Plan, prior to the date that they become vested, RSUs may not be sold, assigned, alienated, transferred, pledged, attached or otherwise encumbered by you, otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company, provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

SECTION 7. Withholding and Consents. (a) Withholding. You agree, as a condition of the Award, that any applicable Federal, state, local or foreign withholding taxes that may be due as a result of vesting and/or payment of your RSUs shall be satisfied by the Company withholding such amounts from Shares or cash that would otherwise be paid to you under the Award.

(b) Consents. Your rights in respect of the RSUs are conditioned on the receipt to the full satisfaction of the Committee of any required consents that the Committee may determine to be necessary or advisable (including, without limitation, your consenting to the Company’s supplying to any third-party recordkeeper of the Plan such personal information as the Committee deems advisable to administer the Plan).

SECTION 8. Successors and Assigns of the Company. The terms and conditions of this Award Notice shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.

SECTION 9. Committee Discretion. The Committee shall have full and plenary discretion with respect to any actions to be taken or determinations to be made in connection with this Award Notice, and its determinations shall be final, binding and conclusive.

SECTION 10. Amendment of this Award Notice. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Award Notice prospectively or retroactively; provided, however, that, except as set forth in Section 10(e) of the Plan, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely impair your rights under this Award Notice shall not to that extent be effective without your consent (it being understood, notwithstanding the foregoing proviso, that this Award Notice and the RSUs shall be subject to the provisions of Section 7(c) of the Plan).

SECTION 11. Priority of Interpretation. To the extent permitted by the Plan, in the event of any conflict between the terms of this Award Notice and the terms of any plan, program, agreement or arrangement of the Company or any of its Subsidiaries applicable to you, the terms of such plan, program, agreement or arrangement shall govern.